UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
LADENBURG THALMANN FINANCIAL SERVICES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL I ELECTION OF DIRECTORS

LADENBURG THALMANN FINANCIAL SERVICES INC.
4400 Biscayne Boulevard, 12th Floor
Miami, Florida 33137

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 6, 2008

NOTICE IS HEREBY GIVEN that an annual meeting of shareholders of Ladenburg Thalmann Financial Services Inc., a Florida corporation, will be held at the offices of Punk, Ziegel & Company, located at 520 Madison Avenue, Fourth Floor, New York, New York, on June 6, 2008 at 10:00 a.m., for the following purposes, all as more fully described in the attached proxy statement:

1. To elect eleven directors to our board of directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified; and

2. To transact such other business as may properly come before the meeting and any or all postponements or adjournments thereof.

Only shareholders of record at the close of business on April 22, 2008 will be entitled to notice of, and to vote at, the meeting and any postponements or adjournments.

You are urged to read the attached proxy statement, which contains information relevant to the actions to be taken at the meeting. Whether or not you expect to attend the meeting in person, please sign and date the accompanying proxy card and mail it promptly in the enclosed addressed, postage-prepaid envelope. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors

Richard J. Lampen,
President and Chief Executive Officer

Miami, Florida
April 29, 2008

LADENBURG THALMANN FINANCIAL SERVICES INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 6, 2008

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at an annual meeting of shareholders to be held on June 6, 2008, and any postponements or adjournments of such meeting.

On or about May 1, 2008, this proxy statement and the accompanying form of proxy are being mailed to each shareholder of record at the close of business on April 22, 2008.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of eleven directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified; and

•	any other business that may properly come before the meeting.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 22, 2008, the record date, are entitled to vote at the meeting. As of the record date, we had issued and outstanding 162,434,436 shares of common stock, our only outstanding class of voting securities. Each holder of our common stock is entitled to one vote for each share held on the record date.

What is the effect of giving a proxy?

Proxies in the form enclosed are solicited by and on behalf of our board. The persons named in the proxy have been designated as proxies by our board. If you sign and return the proxy in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by the board will vote your shares at the meeting as specified in your proxy.

If you sign and return your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted as follows:

•	FOR the election as directors of the nominees listed below under Proposal I.

If you give your proxy, your shares also will be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting.

Can I change my vote after I return my proxy card?

You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary;

•	voting in person at the meeting; or

•	delivering another proxy bearing a later date.

Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present at the meeting for the meeting to be properly held under our bylaws and Florida law. The presence, in person or by proxy, of a majority of all outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“shareholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either shareholder withholding or broker non-vote will not be considered shares present and entitled to vote on that matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum if the shares are being voted with respect to any matter at the meeting. If the proxy indicates that the shares are not being voted on any matter at the meeting, the shares will not be counted for purposes of determining the presence of a quorum. Abstentions are voted neither “for” nor “against” a matter but are counted in the determination of a quorum.

How may I vote?

You may vote your shares by mail. Date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting.

How many votes are needed for approval of each matter?

The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of a direction of the securities holder to withhold authority, abstentions or a broker non-vote) will not be counted in such nominee’s favor.

Are there any rules regarding admission to the annual meeting?

Yes. You are entitled to attend the annual meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our shareholders on the record date. Before we will admit you to the meeting, we must be able to confirm:

•	Your identity by reviewing a valid form of photo identification, such as a driver’s license; and

•	You were, or are validly acting for, a shareholder of record on the record date by:

•	verifying your name and stock ownership against our list of registered shareholders, if you are the record holder of your shares;

•	reviewing other evidence of your stock ownership, such as your most recent brokerage or bank statement, if you hold your shares in street name; or

•	reviewing a written proxy that shows your name and is signed by the shareholder you are representing, in which case either the shareholder must be a registered shareholder or you must have a brokerage or bank statement for that shareholder as described above.

If you do not have a valid picture identification and proof that you owned, or are legally authorized to act for someone who owned, shares of common stock on April 22, 2008, you will not be admitted to the meeting.

At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement as your proof of ownership and any written proxy you present as the representative of a shareholder. We will decide whether the documentation you present for admission to the meeting meets the requirements described above.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of April 22, 2008 with respect to the beneficial ownership of our common stock by (i) those persons or groups known to beneficially own more than 5% of our voting securities, (ii) each of our current executive officers and directors, (iii) each nominee for director, (iv) each of the executive officers named in the Summary Compensation Table below and (v) all of our current directors and executive officers as a group. Except as otherwise stated, the business address of each of the persons listed below is c/o Ladenburg Thalmann Financial Services Inc., 4400 Biscayne Boulevard, 12th Floor, Miami, Florida 33137.

	Beneficial Ownership(1) of Our Common Stock
	Number of
Name of Beneficial Owner	Shares		Percent

Phillip Frost, M.D. and related entities(2)	53,826,730	(3)	32.66%
New Valley LLC	14,172,053	(4)	8.72%
Howard M. Lorber(5)	3,416,674	(6)	2.10%
Richard J. Rosenstock	2,889,045	(7)	1.77%
Mark Zeitchick	2,297,900	(8)	1.41%
Saul Gilinski(9)	1,033,600	(10)	*
Richard J. Lampen	580,631	(11)	*
Dr. Richard M. Krasno(12)	225,500	(13)	*
Henry C. Beinstein(14)	122,835	(15)	*
Robert J. Eide(16)	114,386	(17)	*
Jeffrey S. Podell(18)	82,013	(19)	*
Brian S. Genson(20)	70,000	(21)	*
Diane Chillemi	62,500	(22)	*
Brett Kaufman	0	(23)	*
All directors and executive officers as a group (13 persons)	64,721,814	(24)	39.84%

*	Less than 1 percent.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. The information concerning the shareholders is based upon numbers reported by the owner in documents publicly filed with the Securities and Exchange Commission (“SEC”), publicly available information or information made known to us. Except as otherwise indicated, all of the shares of common stock are owned of record and beneficially and the persons identified have sole voting and investment power with respect thereto.

(2)	The business address of Dr. Frost, Frost Gamma Investments Trust and Frost Nevada Investments Trust is 4400 Biscayne Boulevard, 15th Floor, Miami, Florida 33137.

(3)	Represents (i) 8,453,299 shares of common stock held by Frost Gamma Investments Trust, a trust organized under Florida law (“Gamma Trust”), (ii) 43,013,431 shares of common stock held by Frost-Nevada Investments Trust (“Nevada Trust”), a trust organized under Florida law, (iii) 360,000 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Frost and (iv) 2,000,000 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Nevada Trust. Dr. Frost is the sole trustee of both Gamma Trust and Nevada Trust. Does not include 2,120,000 shares of common stock issuable upon exercise of options held by Dr. Frost that are not currently exercisable and that will not become exercisable within the next 60 days. As the sole trustee of Gamma Trust and Nevada Trust, Dr. Frost may be deemed the beneficial owner of all shares owned by Gamma Trust and Nevada Trust, respectively, by virtue of his power to vote or direct the vote of such shares or to dispose or direct the disposition of such shares owned by such trusts. Accordingly, solely for purposes of reporting beneficial ownership of such shares pursuant to Section 13(d) of the Securities Exchange Act of 1934, each of Dr. Frost, Gamma Trust and Nevada Trust will be deemed to be the beneficial owner of the shares held by any other such person. The foregoing information was derived from a Schedule 13D filed with the SEC on December 9, 1997, as amended, as well as from information made known to us.

(4)	New Valley LLC is wholly-owned by Vector Group Ltd. The address for New Valley LLC and Vector Group Ltd. is 100 S. E. Second Street, Miami, Florida 33131.

(5)	Mr. Lorber’s business address is c/o New Valley LLC, 100 S. E. Second Street, Miami, Florida 33131.

(6)	Represents (i) 2,719,580 shares of common stock held directly by Mr. Lorber, (ii) 301,227 shares of common stock held by Lorber Epsilon 1999 Limited Partnership, a Delaware limited partnership, (iii) 220,800 shares of common stock held by Lorber Alpha II Limited Partnership, a Nevada limited partnership, (iv) 175,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lorber and (v) 67 shares of common stock held of record by Citibank N.A. as custodian for the benefit of Howard Lorber Rollover IRA. Mr. Lorber indirectly exercises sole voting power and sole dispositive power over the shares of common stock held by the partnerships. Lorber Epsilon 1999 LLC, a Delaware limited liability company, is the general partner of Lorber Epsilon 1999 Limited Partnership. Lorber Alpha II Limited Partnership is the sole member of, and Mr. Lorber is the manager of, Lorber Epsilon 1999 LLC. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Limited Partnership. Mr. Lorber is the director, officer and principal stockholder of Lorber Alpha II, Inc. Does not include (i) the shares of common stock beneficially owned by New Valley LLC, of which Mr. Lorber serves as an executive officer and director of its parent, Vector Group Ltd., (ii) 340,824 shares of common stock held by the Lorber Charitable Fund, a New York not-for-profit corporation, of which family members of Mr. Lorber serve as directors and executive officers, and (iii) 545,000 shares of common stock issuable upon exercise of options held by Mr. Lorber that are not currently exercisable and that will not become exercisable within the next 60 days.

(7)	Represents (i) 243,561 shares of common stock held directly by Mr. Rosenstock, (ii) 2,201,346 shares of common stock held of record by The Richard J. Rosenstock Revocable Living Trust Dated 3/5/96, of which Mr. Rosenstock is the sole trustee and beneficiary, (iii) 35,000 shares of common stock held of record by the NFS/FMTC Rollover IRA for the benefit of Richard J. Rosenstock, (iv) 5,000 shares of common stock held of record by the NFS/FMTC IRA for the benefit of Richard J. Rosenstock, (v) 5,000 shares of common stock held of record by the NFS/FMTC IRA for the benefit of Roni L. Rosenstock, Mr. Rosenstock’s wife, (vi) 260,835 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Rosenstock and (vii) 138,303 shares of common stock issuable upon exercise of currently exercisable warrants held by Roni L. Rosenstock. Does not include (i) 19,165 shares of common stock issuable upon exercise of options held by Mr. Rosenstock and (ii) 287,197 shares of common stock issuable upon exercise of warrants held by Roni L. Rosenstock, which such options and warrants are not currently exercisable and will not become exercisable within the next 60 days.

(8)	Includes (i) 1,597,900 shares of common stock held of record by MZ Trading LLC, of which Mr. Zeitchick is the sole managing member, (ii) 550,000 shares of common stock issuable upon exercise of currently exercisable options held by MZ Trading and (iii) 150,000 shares of common stock issuable upon exercise of currently exercisable options held by Mark Zeitchick. Does not include (i) 75,000 shares of common stock issuable upon exercise of options held by MZ Trading and (ii) 1,050,000 shares of common stock issuable upon exercise of options held by Mark Zeitchick. All of these options are not currently exercisable and will not become exercisable within the next 60 days.

(9)	The business address of Mr. Gilinski is C.I. Farmacapsulas S.A., 1893 S.W. Third Street, Pompano Beach, Florida 33069.

(10)	Includes 20,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Gilinski. Does not include 20,000 shares of common stock issuable upon exercise of options held by Mr. Gilinski that are not currently exercisable and that will not become exercisable within the next 60 days.

(11)	Represents (i) 330,631 shares of common stock held by Mr. Lampen and (ii) 250,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lampen. Does not include (i) the shares of common stock beneficially owned by New Valley LLC, of which Mr. Lampen serves as an executive officer of its parent, Vector Group Ltd., and (ii) 1,070,000 shares of common stock issuable upon exercise of options held by Mr. Lampen that are not currently exercisable and that will not become exercisable within the next 60 days.

(12)	The business address of Dr. Krasno is the William R. Kenan, Jr. Charitable Trust, P.O. Box 3858, Chapel Hill, North Carolina 27515.

(13)	Includes 20,000 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Krasno. Does not include 20,000 shares of common stock issuable upon exercise of options held by Dr. Krasno that are not currently exercisable and that will not become exercisable within the next 60 days.

(14)	Mr. Beinstein’s business address is c/o Gagnon Securities, 1370 Avenue of the Americas, New York, New York 10019.

(15)	Includes (i) 1,532 shares of common stock held of record in the individual retirement account of Mr. Beinstein’s spouse and (ii) 100,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Beinstein. Does not include 20,000 shares of common stock issuable upon exercise of options held by Mr. Beinstein that are not currently exercisable and that will not become exercisable within the next 60 days.

(16)	Mr. Eide’s business address is c/o Aegis Capital Corp., 810 Seventh Avenue, New York, New York 10019.

(17)	Includes 40,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Eide. Does not include 20,000 shares of common stock issuable upon exercise of options held by Mr. Eide that are not currently exercisable and that will not become exercisable within the next 60 days.

(18)	Mr. Podell’s business address is 173 Doral Court, Roslyn, New York 11576.

(19)	Includes 40,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Podell. Does not include 20,000 shares of common stock issuable upon exercise of options held by Mr. Podell that are not currently exercisable and that will not become exercisable within the next 60 days.

(20)	Mr. Genson’s business address is 100 Crystal Court, Hewlett, New York 11557.

(21)	Includes 40,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Genson. Does not include 20,000 shares of common stock issuable upon exercise of options held by Mr. Genson that are not currently exercisable and that will not become exercisable within the next 60 days.

(22)	Represents 62,500 shares of common stock issuable upon exercise of currently exercisable options held by Ms. Chillemi. Does not include 37,500 shares of common stock issuable upon exercise of options that are not currently exercisable and that will not become exercisable within the next 60 days.

(23)	Does not include 150,000 shares of common stock issuable upon exercise of options that are not currently exercisable and that will not become exercisable within the next 60 days.

(24)	Includes 4,206,638 shares of common stock issuable upon exercise of currently exercisable options and warrants and excludes 5,473,862 shares of common stock issuable upon exercise of options that are not currently exercisable and that will not become exercisable within the next 60 days.

Code of Ethics

In February 2004, our board of directors adopted a code of ethics that applies to our directors, officers and employees as well as those of our subsidiaries. Requests for copies of our code of ethics should be sent in writing to Ladenburg Thalmann Financial Services Inc., 4400 Biscayne Blvd., 12th Floor, Miami, FL 33137, Attn: Corporate Counsel.

PROPOSAL I

ELECTION OF DIRECTORS

At this year’s annual meeting of shareholders, eleven directors will be elected to hold office for a term of one year expiring at the next annual meeting of shareholders. Each director will be elected to serve until a successor is elected and qualified or until the director’s earlier death, resignation or removal.

Unless authority is withheld, the proxies solicited by the board of directors will be voted FOR the election of these nominees. Our articles of incorporation do not provide for cumulative voting. In case any of the nominees becomes unavailable for election to the board of directors, an event which is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate. The eleven nominees for directors, their current positions with us (if any), their term of office and their business background are set forth below.

Henry C. Beinstein, 65 years old, has been a member of our board of directors since May 2001. Mr. Beinstein has been a director of Vector Group Ltd., a New York Stock Exchange listed holding company, since 1994. Vector Group is engaged principally in the tobacco business through its Liggett Group LLC subsidiary and in the real estate and investment business through its New Valley LLC subsidiary. New Valley owns 50% of Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area. He has also been a director of New Valley since March 1994. Since January 2005, Mr. Beinstein has been a partner of Gagnon Securities, LLC, a broker-dealer and a FINRA member firm, and has been a money manager and an analyst and registered representative of such firm since August 2002. He retired in August 2002 as the executive director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the managing director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing in November 1995. From April 1985 through October 1995, Mr. Beinstein was the executive director of Proskauer Rose LLP, a New York-based law firm. Mr. Beinstein is a certified public accountant in New York and New Jersey and prior to joining Proskauer was a partner and national director of finance and administration at Coopers & Lybrand.

Robert J. Eide, 55 years old, has been a member of our board of directors since May 2001. He has been the chairman and chief executive officer of Aegis Capital Corp., a broker-dealer and a FINRA member firm, since 1984. Mr. Eide also serves as a director of Nathan’s Famous, Inc., a chain of fast food restaurants, and Vector Group.

Phillip Frost, M.D., 71 years old, has been chairman of our board of directors since July 2006 and he has been a member of our board of directors since March 2004. He also served as a member of our board of directors from May 2001 until July 2002. Since January 2006, Dr. Frost has served as vice chairman of the board of directors of Teva Pharmaceutical Industries Ltd., which is among the top 20 pharmaceutical companies in the world and is the leading generic pharmaceutical company. Since March 2007, he has served as chairman of the board and chief executive officer of OPKO Health, Inc., a specialty healthcare company focused on the development of novel agents for ophthalmic disease and innovative diagnostic imaging systems that complement the company’s therapeutic products. From 1972 to 1990, Dr. Frost was the chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida. From 1972 to 1986, Dr. Frost was chairman of the board of directors of Key Pharmaceuticals, Inc., and from 1987 to January 2006, he served as chairman of the board of directors and chief executive officer of IVAX Corporation. Dr. Frost has served as the chairman of the board of Ideation Acquisition Corp., an American Stock Exchange-listed blank check company formed for the purpose of acquiring one or more businesses, since its inception in June 2007. Dr. Frost is a director of Continucare Corporation, a provider of outpatient healthcare and home healthcare services, Northrop Grumman Corp., an aerospace company, and Modigene Inc., a development stage biopharmaceutical company. He is also on the Board of Regents of the Smithsonian Institution, a member of the Board of Trustees of the University of Miami, a Trustee of each of the Scripps Research Institutes, the Miami Jewish Home for the Aged, and the Mount Sinai Medical Center and co-vice chairman of the Board of Governors of the American Stock Exchange.

Brian S. Genson, 59 years old, has been a member of our board of directors since October 2004. Mr. Genson has been president of Pole Position Investments, a company engaged in the motor sport business, since 1989. Mr. Genson also serves as a managing director of F1Collectors.com and F1 Action located in Buntingford, England, which is engaged in investing in the motor sport industry. Mr. Genson was also responsible for introducing Ben and Jerry’s Ice Cream Company to the Japanese market. Mr. Genson also serves as a director of Nathan’s Famous.

Saul Gilinski, 53 years old, has been a member of our board of directors since November 2006. Mr. Gilinski has served as president and a director of Osmopharm S.A., a Swiss-based manufacturer of modified release pharmaceutical active ingredients, since 1999. He has served as the chairman of C.I. Farmacapsulas S.A., one of the largest manufacturers of pharmaceutical capsules in the world, since 1985. Since December 2003, Mr. Gilinski has served as chairman of Capscanada Corporation, a Canada-based manufacturer of pharmaceutical capsules. Since 1994, he has served as chairman of Ajix, Inc., a distribution import/export company. He is also a director of Premier Commercial Realty, Inc., a developer of commercial property in South Florida.

Dr. Richard M. Krasno, 66 years old, has been a member of our board of directors since November 2006. Dr. Krasno has served as the executive director of the William R. Kenan, Jr. Charitable Trust and as president of the four affiliated William R. Kenan, Jr. Funds since October 1999. Prior to joining the Trust, Dr. Krasno was the president of the Monterey Institute of International Studies in Monterey, California. From 1981 to 1998, he served as president and chief executive officer of the Institute of International Education in New York. He also served as Deputy Assistant Secretary of Education in Washington, D.C. from 1979 to 1980.

Richard J. Lampen, 54 years old, has been our president and chief executive officer since September 2006 and a member of our board of directors since January 2002. Since July 1996, Mr. Lampen has served as executive vice president of Vector Group. From October 1995 to December 2005, Mr. Lampen served as the executive vice president and general counsel of New Valley, where he also served as a member of its board of directors. Since January 1997, Mr. Lampen has served as a director of CDSI Holdings Inc., an affiliate of New Valley seeking acquisitions or investments, and since November 1998 has been its president and chief executive officer. From May 1992 to September 1995, Mr. Lampen was a partner at Steel Hector & Davis, a law firm located in Miami, Florida. From January 1991 to April 1992, Mr. Lampen was a managing director at Salomon Brothers Inc, an investment bank, and was an employee at Salomon Brothers from 1986 to April 1992. Mr. Lampen has served as a director of a number of other companies, including U.S. Can Corporation, The International Bank of Miami, N.A. and Spec’s Music Inc., as well as a court-appointed independent director of Trump Plaza Funding, Inc.

Howard M. Lorber, 59 years old, has been vice chairman of our board of directors since July 2006. Previously, Mr. Lorber had been chairman of our board of directors from May 2001 to July 2006. Mr. Lorber has been president and chief executive officer of Vector Group since January 2006 and has served as a director of Vector Group since January 2001. He served as president and chief operating officer of Vector Group from January 2001 to December 2005. From November 1994 to December 2005, Mr. Lorber served as president and chief operating officer of New Valley, where he also served as a director. Mr. Lorber was chairman of the board of directors of Hallman & Lorber Assoc. Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and has been a consultant to these entities since January 2005; a stockholder and a registered representative of Aegis Capital Corp. since 1984; chairman of the board of directors since 1987 and chief executive officer from November 1993 to December 2006 of Nathan’s Famous; a consultant to Vector Group and its Liggett subsidiary from January 1994 to January 2001; and a director of United Capital Corp., a real estate investment and diversified manufacturing company. He is also a trustee of Long Island University.

Jeffrey S. Podell, 67 years old, has been a member of our board of directors since October 2004. Mr. Podell has been the chairman of the board and president of Newsote, Inc., a privately-held holding company, since 1989. He also serves as a director of Vector Group.

Richard J. Rosenstock, 56 years old, has been a member of our board of directors since August 1999. From May 2001 until December 2002, Mr. Rosenstock served as vice chairman of our board of directors and from August 1999 until December 2002, served as our chief operating officer. He also served as our president from August 1999 until May 2001. Since January 2003, Mr. Rosenstock has been a registered representative of Ladenburg Thalmann & Co. Inc., one of our broker-dealer subsidiaries. Mr. Rosenstock was affiliated with Ladenburg Capital Management Inc., one of our subsidiaries, from 1986 until December 2002, serving from May 2001 as Ladenburg Capital Management’s chief executive officer. From January 1994 until May 1998, he served as an executive vice president of Ladenburg Capital Management and was its president from May 1998 until November 2001.

Mark Zeitchick, 43 years old, has been our executive vice president since September 2006 and a member of our board of directors since August 1999. From August 1999 until December 2003, Mr. Zeitchick served as one of our executive vice presidents. Mr. Zeitchick has also been president and chief executive officer of Ladenburg Thalmann & Co. Inc. since September 2006 and a registered representative with Ladenburg Thalmann & Co. Inc. since March 2001. Mr. Zeitchick has also been affiliated with Ladenburg Capital Management since October 1993. Mr. Zeitchick has been Ladenburg Capital Management’s co-chairman since November 2001. From September 1995 until November 2001, he was an executive vice president of Ladenburg Capital Management. From May 2001 until November 2001, he served as chairman of Ladenburg Capital Management, and became co-chairman in November 2001.

Executive Officers

In addition to Messrs. Lampen and Zeitchick, who are also directors, we have one additional executive officer as of the date of this proxy statement.

Brett Kaufman, 36 years old, became a vice president in March 2008 and became our chief financial officer in April 2008. From April 1999 until March 2008, Mr. Kaufman was employed at Bear, Stearns & Co. Inc., serving in various capacities and most recently as managing director and director of financial planning and analysis in the Controller’s Group. While at Bear Stearns, Mr. Kaufman was responsible for providing strategic leadership and oversight for the company’s financial reporting, planning, budgeting and forecasting initiatives on a worldwide basis. From October 1994 until April 1999, Mr. Kaufman was in the Audit and Business Advisory Services division of PricewaterhouseCoopers LLP. He is a certified public accountant.

Independence of Directors

Our common stock is listed on the American Stock Exchange. As a result, we follow the rules of the American Stock Exchange in determining if a director is independent. The board of directors also consults with our counsel to ensure that the board of directors’ determination is consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. In making its independence determinations, the board considered that in the ordinary course of business we may provide commercial and investment banking, financial advisory and other services to some of the independent directors and to business organizations and individuals associated with them. The board has determined that, based on the information available to the board, none of these relationships were material or affected the independence of any director. Consistent with these considerations, the board of directors has determined that Messrs. Beinstein, Eide, Genson, Gilinski, Krasno and Podell are independent directors. The other remaining directors may not be deemed independent under the American Stock Exchange’s rules because they are currently employed by us or have other prior or existing relationships with us that may result in them being deemed not “independent.” All members of our audit, compensation and nominating committees are independent.

Board Committee Membership and Information

The following table shows the current members of each committee of our board of directors.

Director	Audit	Compensation	Nominating	Executive

Henry C. Beinstein	X	X	X
Robert J. Eide	X	X	X
Phillip Frost, M.D.				X
Brian S. Genson		X
Saul Gilinski	X
Dr. Richard M. Krasno		X	X
Richard J. Lampen				X
Howard M. Lorber
Jeffrey S. Podell	X
Richard J. Rosenstock
Mark Zeitchick				X

During the fiscal year ended December 31, 2007, our board of directors met five times and acted by unanimous written consent once. Two members of our board of directors attended our last annual meeting. Although we do not have any formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule our annual meetings so that all of our directors can attend. In addition, we expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. We have standing executive, nominating, compensation and audit committees of the board of directors. During 2007, each of our current directors attended at least 75% of the aggregate number of meetings of the board and of each committee of which he was a member.

Executive Committee Information

Our executive committee is currently comprised of Dr. Phillip Frost, Richard J. Lampen and Mark Zeitchick, with Dr. Frost acting as chairman. The executive committee is vested with all the power of the board of directors (other than actions which are vested in other committees of the board of directors) except: (a) approving or recommending to shareholders actions or proposals required under the Florida Business Corporation Act to be approved by shareholders; (b) filling vacancies on the board of directors or on any committee thereof; (c) adopting, amending or repealing our bylaws; (d) authorizing or approving a repurchase of any of our securities; and (e) authorizing or approving the issuance of any of our securities. The executive committee met informally during the fiscal year ended December 31, 2007 and acted once by written consent.

Nominating Committee Information

Our nominating committee is currently comprised of Henry C. Beinstein, Robert J. Eide and Dr. Richard Krasno, each of whom is an independent director. The nominating committee is responsible for overseeing the selection of persons to be nominated as our directors. The nominating committee considers persons identified by its members, management, investors, investment bankers and others. The nominating committee does not have a written charter, nor does it have any formal criteria for nominees. However, we feel that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, and be willing to devote significant time to the promotion of the oversight duties of the board of directors of a public company. For more information regarding our nomination process, see the section entitled “2008 Annual Meeting Shareholder Proposals and Nominations” below.

At the annual meeting to which this proxy statement relates, the persons to be elected are the current directors standing for re-election.

Our nominating committee met once in 2007 and has met once in 2008 prior to the annual meeting.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is currently comprised of Messrs. Beinstein, Eide, Genson and Krasno. None of these individuals has ever served as an officer of ours or of any of our subsidiaries.

Mr. Eide is the chairman and chief executive officer of a brokerage firm which does business with Ladenburg Thalmann & Co. Inc. in the ordinary course on customary terms. Such firm has acted as a selected dealer in several securities offerings in which Ladenburg Thalmann & Co. was an underwriter. See “Certain Relationships and Related Transactions” below.

Audit Committee Information and Report

Our audit committee is appointed by our board of directors to assist the board in monitoring: (i) the integrity of our annual, quarterly and other financial statements; (ii) our independent auditor’s qualifications and independence; (iii) the performance of our independent auditor; and (iv) our compliance with legal and regulatory requirements. The audit committee is also responsible for reviewing and approving all related-party transactions.

Our audit committee is currently comprised of Henry C. Beinstein, Robert J. Eide, Saul Gilinski and Jeffrey S. Podell, with Mr. Beinstein serving as the chairman of the committee. Except pursuant to limited exceptions, our audit committee is required by the American Stock Exchange to be comprised of at least three “independent directors” who are also “financially literate” as defined in the rules of the American Stock Exchange. These rules define an “independent director” generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. The rules define “financially literate” as being able to read and understand fundamental financial statements (including a company’s balance sheet, income statement and cash flow statement). Our board of directors has determined that each member of the audit committee is an independent director and is financially literate as required by the applicable rules of the American Stock Exchange and the SEC.

Financial Expert on Audit Committee

Our board of directors has determined that Mr. Beinstein is an “audit committee financial expert” (as defined in Item 407(d)(5)(ii) of Regulation S-K). Our board of directors has also determined that Mr. Beinstein is an “independent” director under the rules of the American Stock Exchange, on which our common stock is listed.

Meetings and Attendance

During the fiscal year ended December 31, 2007, the audit committee met eight times and acted by unanimous written consent five times.

Fees to Independent Registered Public Accounting Firm for 2007 and 2006

The following is a summary of the fees billed to us by Eisner LLP for professional services rendered for 2007 and 2006:

	2007	2006
	(in thousands)

Audit fees	$593	$400
Audit-Related fees	27	25
Tax fees	56	39
All other fees	195	29

Total fees	$871	$493

Audit Fees include fees for services performed by Eisner LLP relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q and statutory and regulatory filings or engagements.

Audit-Related Fees include fees for assurance and related services performed by Eisner LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”. These fees were for the audit of our 401(k) retirement plan for 2007 and 2006.

Tax Fees include fees for professional services rendered by Eisner LLP for tax compliance, tax advice, and tax planning. The services performed include the preparation of our federal, state and local income tax returns for the fiscal years ended September 30, 2007 and 2006.

All Other Fees include fees for products and services provided by Eisner LLP, other than the services reported above. The services performed involved acquisition due diligence, review of corporate filings and research of various accounting and tax issues.

Audit Committee Pre-Approval Policies and Procedures

In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before we engage Eisner LLP to render audit or non-audit services, the engagement is approved by our audit committee. Our audit committee approved all of the fees referred to in the sections entitled “Audit Fees”, Audit-Related Fee”, “Tax Fees” and “All Other Fees” above.

Audit Committee Report

Pursuant to the audit committee’s written charter, our audit committee’s responsibilities include, among other things:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management and the independent auditor the effect on our financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures;

•	discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;

•	reviewing disclosures made to the audit committee by our chief executive officer and chief financial officer during their certification process for our Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all auditing services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

A copy of our audit committee charter may be found in the proxy statement relating to our 2006 annual shareholders’ meeting.

Our audit committee has met and held discussions with management and Eisner LLP, our independent auditors. Management represented to the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our independent auditors also provided the audit committee with the written disclosures required by Independence Standards Board Standard No. 1(Independence Discussions with Audit Committees), as amended, and the committee discussed with the independent auditors and management the auditors’ independence, including with regard to fees for services rendered during the fiscal year and for all other professional services rendered by our independent auditors. Based upon the committee’s discussion with management and the independent auditors and the committee’s review of the representations of management and the report of the independent auditors to the audit committee, the committee recommended that the board of directors include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2007.

The Members of the Audit Committee

Henry C. Beinstein
Robert J. Eide
Saul Gilinski
Jeffrey S. Podell

Compensation Discussion and Analysis

Our compensation committee is currently comprised of Henry C. Beinstein, Robert J. Eide, Brian S. Genson and Dr. Richard Krasno, each of whom is an independent director. During the fiscal year ended December 31, 2007, the compensation committee met eight times and acted by unanimous written consent four times. The responsibilities of the committee include:

•	establishing the general compensation policy for our executive officers, including our chief executive officer;

•	administering our Qualified Employee Stock Purchase Plan (“QESPP”) and our Amended and Restated 1999 Performance Equity Plan (“Equity Plan”); and

•	in administering each of these plans, determining who participates in the plans, establishing performance goals, if any, and determining specific grants and bonuses to the participants.

Our compensation policies, established by our compensation committee, are generally designed to provide competitive levels of compensation that integrate pay with our annual performance and reward above average corporate performance, recognize individual initiative and achievements, and assist us in attracting and retaining qualified executives. Our compensation committee has the authority to engage the services of outside advisors, experts and others to assist it in determining the compensation of our executive officers. As discussed below, our compensation committee engaged GK Partners in 2007 in connection with certain stock option grants. GK Partners provided services solely to our compensation committee and did not otherwise receive any professional fees from us.

The compensation committee makes all final determinations with respect to executive officers’ compensation, based on an appraisal of our financial status. Our chief executive officer may make recommendations to the compensation committee relating to the compensation of executive officers, but the compensation committee has full autonomy in determining executive compensation. The compensation committee also considers and approves any compensation paid to our directors other than standard fees for board and committee service.

We believe it is important when making compensation-related decisions to be informed as to current practices of similarly situated publicly-held companies in the financial services industry. We seek to stay apprised of the cash and equity compensation practices of publicly-held companies in the financial services industry through the review of such companies’ public reports and through other resources, including industry publications.

Our compensation committee is charged with performing an annual review of our executive officers’ cash and other compensation to determine whether we provide adequate incentives and motivation to executive officers and whether the compensation we provide to our executive officers is comparable to the compensation provided to other executive officers in similarly situated companies.

Our agreements with our executive officers have generally included compensation in the form of (i) a base salary, which is not anticipated to be the sole component of our executives’ total annual cash compensation, (ii) brokerage commissions, if the executive is a registered representative, with respect to customer accounts for which such individuals were the designated account representatives, (iii) a discretionary cash bonus and (iv) a grant of stock options under the Equity Plan. Although our compensation committee reviews total compensation, the various elements of compensation are not inter-related. For instance, if options that are granted in one year have an exercise price that is less than the current market price of our common stock due to a decrease in our stock price, the amount of compensation paid to an executive officer for the next year is not impacted. Similarly, if options become extremely valuable due to a rising stock price, the amount of compensation for the next year is not affected. A full description of the agreements we have with our executive officers is set forth below under the caption “Compensation Arrangements for Executive Officers.”

Compensation Components

The four primary compensation components are base salary, brokerage commissions (for those officers who are registered representatives), cash bonuses and equity awards. We discuss each of these items in more detail below.

Base Salary.  Generally, we set executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. We seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what we believe is necessary to motivate executives to meet corporate goals. We review base salaries annually, subject to terms of any employment agreements, and our compensation committee will seek to adjust base salaries to realign them with industry norms after taking into account individual responsibilities, performance and experience.

Brokerage Commissions.  If an executive is a registered representative, part of the executive’s total compensation may be a percentage of the brokerage commissions with respect to customer accounts for which such individual is the designated account representative. We believe this form of additional compensation helps incentivize our executives who are registered representatives. For the year ended December 31, 2007, Mark Zeitchick was the only executive officer who was paid brokerage commissions.

Discretionary Cash Bonus.  We also grant discretionary cash bonuses for executives and directors. This is an important part of executive compensation. These bonuses may exceed base salary amounts and are more closely tied to company and individual performance. Our compensation committee establishes bonus amounts by taking account of, among other things, our EBITDA as adjusted, growth in our business through organic growth and acquisitions, satisfaction of financial goals, increase in shareholder value, the business environment in which we operated during the year and individual performance. We believe that EBITDA, as adjusted, is correlated to shareholder value creation and therefore is an appropriate measure to employ in determining executive compensation. EBITDA, as adjusted, is intended to minimize or eliminate the effect of items that do not directly reflect our performance or individual executive performance. While the compensation committee considers the foregoing factors, the actual bonus amount for each executive officer is based on the compensation committee’s subjective assessment of both our overall performance for the year and the contribution which each such individual made to that performance. The compensation committee believes that a discretionary bonus plan is appropriate because objective, short-term financial measures may not fully reflect the underlying reasons for our performance and will not reflect individual executive performance.

In 2007, we granted to each of Richard Lampen, our president and CEO, and Mark Zeitchick, our executive vice president and the president and CEO of Ladenburg Thalmann & Co. Inc., a $600,000 cash bonus and to Ms. Chillemi, our former vice president and chief financial officer and current senior vice president and chief financial officer of Ladenburg Thalmann & Co. Inc., a cash bonus of $95,000. In addition, we granted a $600,000 cash bonus to each of Dr. Phillip Frost, our chairman, and Howard Lorber, our vice-chairman. These bonuses were made based on contributions of these individuals to our performance in 2007, including the development of new business. In addition, these bonuses were made based on substantial increases in our revenues, EBITDA, as adjusted, and stock price in 2007, as well as the successful expansion into the independent broker-dealer business through the Investacorp acquisition.

Equity Awards.  We also use stock options and other stock-based awards to incentivize executives for long-term performance and to provide an appropriate balance between our long-term and short-term performance. We believe that providing a meaningful portion of our executives’ total compensation package in stock options and other stock-based awards will align the incentives of our executives with the interests of our shareholders and with our long-term success. The compensation committee develops its equity award determinations based on its judgment as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives. We generally grant options that vest over a period of three or four years beginning on the first anniversary of the grant date. We believe that this vesting schedule contributes significantly to the retention of our executive officers because they must remain employed for at least one year before they can realize any potential value from an option grant and will need to continue in our employ for a period of years in order to realize the maximum potential value.

Equity awards are granted generally through the Equity Plan, which was adopted by our shareholders in August 1999 and most recently amended in November 2006. The Equity Plan will terminate when no further awards may be granted and awards granted are no longer outstanding, provided that incentive options may only be granted until May 26, 2009. The plan is intended to comply with the regulations issued under Section 162(m) of the Internal Revenue Code and is administered by our compensation committee. To the extent permitted under the provisions of the Equity Plan, the compensation committee has authority to determine the selection of participants, allotment of shares, price, and other conditions of awards.

On January 1, 2006, we began accounting for stock-based payments, including stock option awards under the Equity Plan, in accordance with the requirements of SFAS 123(R).

In July 2007, the compensation committee granted options to purchase 1,200,000 shares, 600,000 shares, 300,000 shares and 600,000 shares to Dr. Frost and Messrs. Lampen, Lorber and Zeitchick, respectively. The exercise price for these options is $2.30 (a premium to the closing market price of $1.75 on the grant date) and these options vest in four equal annual installments beginning on the first anniversary of the grant date. The compensation committee engaged the services of GK Partners as consultants to help the compensation committee evaluate the stock option grants to Dr. Frost and Messrs. Lampen, Lorber and Zeitchick. Based on the opinion of GK Partners with respect to such stock option grants and on discussions with GK Partners, the compensation committee believes that the July 2007 option grants to Dr. Frost and Messrs. Lampen, Lorber and Zeitchick are reasonable and competitive with the compensation of executives and directors of similarly situated companies.

Other Compensation.  We maintain various employee benefit plans, including medical, dental, life and disability insurance and 401(k) plans, and these plans are available to all salaried employees. We pay all medical and dental insurance premiums for certain of our executive officers.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a public company’s tax deduction for compensation in excess of $1 million in any taxable year paid to the chief executive officer and the four other most highly compensated officers. The effect of Section 162(m) is substantially mitigated by our net operating losses, although the amount of any deduction disallowed under Section 162(m) could increase our alternative minimum tax by up to 2% of such disallowed amount. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are satisfied. Because our shareholders approved our Equity Plan, awards under the Equity Plan generally qualify as “performance-based” compensation that is fully deductible and not subject to the Section 162(m) deduction limit. In determining executive compensation, our compensation committee considers, among other factors, the possible tax consequences. Tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws) that are beyond our control. In addition, the compensation committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, the committee, while considering tax deductibility as one of the factors in determining compensation, does not limit compensation to those levels or types of compensation that will be deductible by us.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this proxy statement and, based upon the review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Members of the Compensation Committee

Henry C. Beinstein
Robert J. Eide
Brian S. Genson
Dr. Richard M. Krasno

Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act or the Exchange Act that might incorporate future filings made by us under those statutes, the information set forth above under the captions entitled “Audit Committee Information and Report” and “Compensation Committee Report” is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any of our prior or future filings with the SEC.

Summary Compensation Table

The following table shows the compensation paid or earned by each of the named executive officers (collectively, the “Named Executive Officers”) for the fiscal years ended December 31, 2007 and 2006.

					Non-Equity
				Option	Incentive Plan	All Other
Name and	Fiscal	Salary	Bonus	Awards	Compensation	Compensation		Total
Position	Period	($)	($)	($)(1)	($)	($)		($)

Richard J. Lampen	2007	—	600,000	257,578	—	21,500	(2)	879,078
Chief Executive Officer and President(3)	2006	—	—	60,201	—	17,000	(2)	77,207
Diane Chillemi	2007	175,000	95,000	11,600	—	—		281,600
Vice President and Chief Financial Officer(5)	2006	101,410	40,000	52,179	—	—		193,589
Mark Zeitchick	2007	250,000	600,000	242,460	—	885,023	(4)	1,977,483
Executive Vice President; President and Chief Executive Officer of Ladenburg Thalmann & Co. Inc.	2006	216,667	160,000	103,169	—	168,689	(4)	648,525

(1)	Represents the SFAS 123(R) compensation expense attributable to stock options held by each Named Executive Officer for the applicable year, whether granted in the current year or in prior years. The compensation expense, which does not take into account any estimated forfeitures, is based on the grant date fair value of each stock option grant. Assumptions used in the calculation of such amounts are included in note 15 to our audited financial statements for the year ended December 31, 2007 included in our annual report on Form 10-K filed with the SEC on March 17, 2008.

(2)	Represents fees paid to Mr. Lampen for his service on our board of directors set forth under the caption “Compensation Arrangements for Directors” below.

(3)	Does not include payments to Vector Group pursuant to the management services agreement with Vector Group set forth under the caption “Compensation Arrangements for Executive Officers” below.

(4)	Represents commissions earned from customer accounts for which the individual is a designated account representative and health and dental insurance premiums paid by us.

(5)	Ms. Chillemi served as our vice president and chief financial officer from July 2006 until April 2008 and currently serves as the senior vice president and chief financial officer of Ladenburg Thalmann & Co. Inc.

Compensation Arrangements for Executive Officers

Richard J. Lampen currently serves as our president and chief executive officer pursuant to a management services agreement with Vector Group. Pursuant to this agreement, Vector Group makes Mr. Lampen’s services available to us and will provide, upon our request, other financial and accounting resources, including assistance in complying with Section 404 of the Sarbanes-Oxley Act of 2002, in exchange for an annual fee of $400,000, payable in quarterly installments, and an indemnification by us of Vector Group. The management agreement is terminable by either party on 30 days’ prior notice. Effective July 1, 2008, this annual fee is scheduled to increase to $600,000, which will result in an aggregate payment of $500,000 for 2008.

Mark Zeitchick currently serves as our executive vice president and president and chief executive officer of Ladenburg Thalmann & Co. Inc. Under his employment agreement, Mr. Zeitchick receives an annual base salary of $250,000, a percentage of commissions from customer accounts for which he is a designated account representative and a discretionary bonus. The agreement’s initial term ended on December 31, 2007, but the agreement automatically renews for successive one year periods unless terminated by either party upon 30 days’ prior written notice. The current term of the agreement is through December 31, 2008.

Diane Chillemi currently serves as Ladenburg Thalmann & Co. Inc.’s senior vice president and chief financial officer and previously served as our vice president and chief financial officer as an “at-will” employee under the terms of a letter agreement. Pursuant to the letter agreement, Ms. Chillemi receives an annual base salary of $175,000. Additionally, in connection with Ms. Chillemi’s employment, she was granted an option to purchase 100,000 shares of common stock at $1.03 per share. The option, which expires on July 5, 2016, vested immediately as to 50,000 shares, vested as to 12,500 shares on July 6, 2007 and vests as to 12,500 shares in three equal annual installments commencing on July 6, 2008.

Since April 2008, Brett Kaufman has served as our chief financial officer under the terms of an employment letter. Pursuant to the employment letter, Mr. Kaufman receives an annual base salary of $200,000. He is also eligible for an annual discretionary bonus which shall not be less than $100,000 with respect to 2008. The employment letter has an initial term expiring December 31, 2009, subject to automatic one-year renewals. In addition, we will pay certain amounts for Mr. Kaufman’s relocation expenses, for brokerage fees in connection with the sale of his house in New York and for Mr. Kaufman’s legal fees in connection with the negotiation of the employment letter. On March 25, 2008, we granted to Mr. Kaufman an option to purchase 150,000 shares with an exercise price of $2.30. The options will vest and become exercisable in four equal annual installments beginning on the first anniversary of the date of grant.

Grants of Plan-Based Awards

The following table presents information with respect to the stock options and non-equity incentive compensation granted in the fiscal year ended December 31, 2007 to the Named Executive Officers. There can be no assurance that the grant date fair value of option award shown in the table below will ever be realized by the individual. The amount of these awards that were expensed is shown in the Summary Compensation Table.

All Other
		Estimated Future			Option
		Payouts Under			Awards:
		Non-Equity			Number of	Exercise or
		Incentive			Securities	Base Price	Grant Date
		Plan Awards			Underlying	of Option	Fair Value of
	Grant	Threshold	Target	Maximum	Options	Awards	Option Award(1)
Name	Date	($)	($)	($)	(#)	($)	($)

Richard J. Lampen	6/29/07	—	—	—	20,000	2.30	41,480
	7/26/07	—	—	—	600,000	2.30	933,000
Diane Chillemi	—	—	—	—	—	—	—
Mark Zeitchick	7/26/07	—	—	—	600,000	2.30	933,000

(1)	Represents the SFAS 123(R) compensation expense attributable to stock options granted to each Named Executive Officer in the year ended December 31, 2007. The compensation expense, which does not take into account any estimated forfeitures, is based on the grant date fair value of each stock option grant. Assumptions used in the calculation of such amounts are included in note 15 to our audited financial statements for the year ended December 31, 2007 included in our annual report on Form 10-K filed with the SEC on March 17, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding option awards as of December 31, 2007 for each Named Executive Officer.

	Option Awards
				Equity
				Incentive Plan
				Awards:
	Number of	Number of		Number of
	Securities	Securities		Securities
	Underlying	Underlying		Underlying	Option
	Unexercised	Unexercised		Unexercised	Exercise	Option
	Options (#)	Options (#)		Unearned	Price	Expiration
Name	Exercisable	Unexercisable		Options (#)	($)	Date

Richard J. Lampen	20,000	0		—	0.88	01/09/2012
	20,000	0		—	0.22	11/14/2012
	20,000	0		—	0.30	09/16/2013
	20,000	0		—	0.48	03/02/2015
	150,000	450,000	(1)	—	0.88	07/17/2016
	20,000	0		—	1.39	11/05/2016
	0	20,000	(2)	—	2.30	06/28/2017
	0	600,000	(3)	—	2.30	07/25/2017
Diane Chillemi	62,500	37,500	(4)	—	1.03	07/05/2016
Mark Zeitchick	100,000	0		—	4.0625	08/23/2009
	250,000	0		—	0.88	01/09/2012
	125,000	0		—	1.01	05/25/2014
	75,000	75,000	(5)	—	0.58	08/17/2015
	150,000	450,000	(1)	—	0.88	07/17/2016
	0	600,000	(3)	—	2.30	07/25/2017

(1)	These options vest in three equal annual installments beginning on July 18, 2008.

(2)	These options vest in full on June 29, 2008.

(3)	These options vest in four equal annual installments beginning on July 26, 2008.

(4)	These options vest in three equal annual installments beginning on July 6, 2008.

(5)	These options vest in two equal annual installments beginning on August 18, 2008.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for the fiscal year ended December 31, 2007 for each Named Executive Officer.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares
	Acquired on	Realized on	Acquired	Value Realized
	Exercise	Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Richard J. Lampen	—	—	—	—
Diane Chillemi	—	—	—	—
Mark Zeitchick	—	—	—	—

Amended and Restated 1999 Performance Equity Plan

The Equity Plan was initially adopted by our shareholders on August 23, 1999, with amendments to the plan approved by our shareholders on May 7, 2001, November 6, 2002 and November 1, 2006. The Equity Plan currently provides for the issuance of up to 25,000,000 shares of our common stock to our officers, directors, key employees and consultants in the form of incentive or non-qualified stock options, stock appreciation rights, restricted stock awards, deferred stock, stock reload options and other stock based awards, with a maximum award to any holder in any calendar year not to exceed 1,500,000 shares of common stock in the aggregate. The Equity Plan will terminate when no further awards may be granted and awards granted are no longer outstanding, provided that incentive options may only be granted until May 26, 2009. The plan is intended to comply with the regulations issued under Section 162(m) of the Internal Revenue Code and is administered by our compensation committee. To the extent permitted under the provisions of the plan, the compensation committee has authority to determine the selection of participants, allotment of shares, price, and other conditions of awards. As of December 31, 2007, we had 8,558,850 shares of common stock available for issuance under the Equity Plan.

Stock Options and Warrants Issued Outside of Equity Plan

As of December 31, 2007, stock options issued outside of the Equity Plan to purchase an aggregate of 7,750,000 shares of our common stock at exercise prices ranging from $0.47 per share to $1.91 per share and warrants to purchase 7,400,000 shares of our common stock at exercise prices ranging from $0.94 per share to $1.91 per share were outstanding. See “Equity Compensation Plan Information” below.

Qualified Employee Stock Purchase Plan

On November 6, 2002, our shareholders approved the QESPP, under which a total of 5,000,000 shares of common stock are available for issuance. On November 1, 2006, our shareholders approved an amendment to increase the number of shares available for issuance under the plan to 10,000,000 shares. Under this stock purchase plan, as currently administered by the compensation committee, all full-time employees may use a portion of their salary to acquire shares of our common stock during designated periods. Designated periods have been initially set at three months long and commence on January 1st, April 1st, July 1st and October 1st of each year and end on March 31st , June 30th, September 30th and December 31st of each year. On the first day of each such period, known as the “date of grant,” each participating employee is automatically granted an option to purchase shares of our common stock to be automatically exercised on the last trading day of the three-month purchase period comprising an option period. The last trading day of an option period is known as an “exercise date.” On the exercise date, amounts withheld during the period will be applied to purchase shares for the employee from us. The purchase price will be 95% of the last sale price of our common stock on the exercise date. As of December 31, 2007 3,638,463 shares of common stock had been issued under the plan.

Director Compensation

Directors who are employees of ours receive no cash compensation for serving as directors. Our non-employee directors receive annual fees of $20,000, payable in quarterly installments, for their services on our board of directors. Effective in January 2008, our CEO no longer receives separate compensation for serving as a director. Members of our audit committee, compensation committee and nominating committee each receive an additional annual fee of $10,000, $5,000 and $5,000, respectively. The chairman of the executive committee (if he is not an employee) receives an additional annual fee of $100,000. In addition, each non-employee director receives $1,000 and $500 per board and committee meeting, respectively, that he attends. Additionally, upon their election or re-election, as the case may be, we grant our non-employee directors ten-year options under our Equity Plan to purchase 20,000 shares of our common stock at fair market value on the date of grant. All of our directors are reimbursed for their costs incurred in attending meetings of the board of directors or of the committees on which they serve.

The following table summarizes the compensation of our non-employee directors for the year ended December 31, 2007.

	Fees Earned or		Stock	Option
	Paid in Cash		Awards	Awards(1)		Total
Name	($)		($)	($)		($)

Henry C. Beinstein	47,000		—	41,590		88,590
Robert J. Eide	47,000		—	41,590		88,590
Phillip Frost, M.D.	670,500	(2)	—	468,165		1,138,665
Brian S. Genson	30,000		—	41,590		71,590
Saul Gilinski	34,417		—	41,590		76,009
Richard J. Lampen	21,500		—	—	(3)	21,500	(3)
Howard M. Lorber	621,500	(2)	—	149,584		771,084
Dr. Richard M. Krasno	33,708		—	41,590		75,298
Jeffrey S. Podell	35,000		—	41,590		76,590

(1)	Represents the SFAS 123(R) compensation expense attributable to stock options held by each director for the applicable year, whether granted in the current year or in prior years. The compensation expense, which does not take into account any estimated forfeitures, is based on the grant date fair value of each stock option grant. Assumptions used in the calculation of such amounts are included in note 15 to our audited financial statements for the year ended December 31, 2007 included in our annual report on Form 10-K filed with the SEC on March 17, 2008.

(2)	Includes $600,000 performance-based bonus for 2007. See Compensation Discussion and Analysis.

(3)	Amounts related to options grants to Mr. Lampen are reflected in the Summary Compensation Table.

Equity Compensation Plan Information

The following table sets forth certain information at December 31, 2007 with respect to our equity compensation plans that provide for the issuance of options, warrants or rights to purchase our securities.

Number of
Securities
Remaining
Available for
Future Issuance
	Number of			Under
	Securities		Weighted	Equity
	to be Issued		-Average	Compensation
	Upon		Exercise	Plans
	Exercise of		Price of	(Excluding
	Outstanding		Outstanding	Securities
	Options,		Options,	Reflected
	Warrants and		Warrants	in the First
Plan Category	Rights		and Rights	Column)

Equity Compensation Plans Approved by Security Holders	13,083,417		$1.44	8,558,550
Equity Compensation Plans Not Approved by Security Holders	15,150,000	(1)(2)(3)(4)(5)	$1.19	—

(1)	Includes warrants to purchase 2,900,000 shares of our common stock at $0.96 per share, issued to acquire Capitalink, L.C., one-third of which (966,666) are contingent upon continued employment of the three Capitalink, L.C. shareholders and, for accounting purposes, are deemed to be compensation.

(2)	Includes warrants to purchase 1,500,000 shares of our common stock at $0.94 per share, issued to acquire Broadwall Capital LLC, ninety percent of which (1,350,000) are contingent upon continued employment of two Broadwall Capital LLC shareholders.

(3)	Includes warrants to purchase 1,000,000 shares of our common stock at 0.95 per share, issued to acquire a 10% interest in the Florida Value Fund, one-half of which are contingent upon the discretion of our executive committee.

(4)	Includes warrants to purchase 2,000,000 shares of our common stock at $1.91 per share, issued to an affiliate of our chairman of the board and our principal shareholder, pursuant to a credit agreement in connection with the Investacorp acquisition.

(5)	Includes non-plan options described below.

In 2005, we granted options with a ten-year term to newly-employed executives. At December 31, 2007, options were outstanding to purchase 2,250,000 shares at $0.465 per share, vesting one-half in each of March 2008 and 2009 and 1,000,000 shares at $0.645 per share, vesting as to 375,000 shares in June 2008 and as to 625,000 in June 2009.

In September 2006, Ladenburg engaged several employees of BroadWall Capital LLC to continue as employees of Ladenburg. We granted to such individuals ten-year options to purchase an aggregate of 1,500,000 shares of our common stock exercisable at $1.05 per share. Options to acquire 487,500 shares are currently vested, and options to acquire 330,000 shares will vest on each of September 11, 2008, 2009 and 2010. At December 31, 2007, options to purchase 1,500,000 shares remained outstanding.

In connection with the Investacorp acquisition, we granted Investacorp’s chairman options to purchase 3,000,000 shares of our common stock at $1.91, the closing price of our common stock on October 19, 2007. These options vest over a three-year period (subject to certain exceptions) and have a ten-year term.

At December 31, 2007, the warrants and options listed above were our only equity compensation not issued under an equity compensation plan approved by our shareholders.

Pension Benefits

Other than our 401(k) plan, we do not maintain any other plan that provides for payments or other benefits at, following, or in connection with retirement.

Potential Termination and Change in Control Payments

Mark Zeitchick and Diane Chillemi are the only Named Executive Officers that have employment agreements with us that provide for potential payments in the event of their termination.

Pursuant to Mr. Zeitchick’s employment agreement with us, if his employment is terminated for any reason other than death, we are required to pay to Mr. Zeitchick all compensation owed under the agreement as of the date of termination and all premiums necessary to maintain medical insurance for him and his family, providing coverage no less extensive than that in effect on the date hereof, and pay for any required deductibles under such insurance, until the earlier of (i) two years after his termination or (ii) until he receives similar coverage, without pre-existing condition limitations, after the expiration of any waiting periods, from a subsequent employer, as well as the cost of insurance, hospitalization, medical or other benefits made available by us to our employees. The total estimated payment in the event Mr. Zeitchick’s employment had been terminated on December 31, 2007 for any reason other than his death was approximately $13,922. In the event of Mr. Zeitchick’s death, we are required to pay to, or on behalf of, Mr. Zeitchick’s spouse or designated beneficiary, if he is survived by a spouse or designated beneficiary, or if not, to his estate, for one year from the date of death, all compensation owed under the agreement as of the date of termination and all premiums necessary to maintain medical insurance for his family, providing coverage no less extensive than that in effect on the date of the agreement, any required deductibles under such insurance, as well as the cost of insurance, hospitalization, medical or other benefits made available by us to our employees so that Mr. Zeitchick’s beneficiary may participate. The total estimated payment in the event Mr. Zeitchick’s employment had been terminated on December 31, 2007 as a result of his death was approximately $0.

Pursuant to the letter agreement governing Ms. Chillemi’s employment with us, if her responsibilities are materially decreased, or her position is relocated outside of the Long Island, New York area, she has the right to receive a severance payment of approximately $43,750 (13 weeks of salary) and will be entitled to receive the cost of her COBRA premium for medical and dental coverage for the lesser of 18 months or when comparable coverage can be provided from a subsequent employer.

The total estimated payment in the event Ms. Chillemi’s employment had been terminated on December 31, 2007 as a result of the above circumstances was approximately $54,191.

Additionally, certain of our option agreements contain clauses that provide that in the event of a change in control of our company, or upon the death or disability of the Named Executive Officer, all outstanding stock options become fully vested in the holder. The unrealized value of in-the-money unvested stock options subject to accelerated vesting are shown below as potential payments to the Named Executive Officers. The unrealized value was calculated by multiplying the number of unvested shares under “Outstanding Equity Awards at Fiscal Year-End” above by the closing price of a share of common stock on December 31, 2007 ($2.12), then deducting the aggregate exercise price of the unvested stock options.

	Change-in-
	Control	Death	Disability
Name	($)	($)	($)

Richard J. Lampen	558,000	558,000	558,000
Diane Chillemi	—	—	—
Mark Zeitchick	673,500	673,500	673,500

Under the terms of the employment letter with our current vice president and chief financial officer, Brett Kaufman, we are required to pay Mr. Kaufman a severance amount equal to his annual base salary plus a $100,000 bonus for any termination in 2008 due to his termination by us without “Cause” or by him for “Good Reason.” In the event that Mr. Kaufman’s employment is terminated due to death or “Disability,” Mr. Kaufman will be entitled to receive a pro-rata bonus for the year of termination based on his bonus for the prior year (which for any termination in 2008 shall be deemed to be $100,000). In addition, Mr. Kaufman and his family will be entitled to receive subsidized health and dental benefits for a period of up to 18 months following any termination due to death, “Disability,” without “Cause” or with “Good Reason.” In addition, all unvested options held by Mr. Kaufman will vest immediately upon a “Change of Control,” or upon Mr. Kaufman’s termination due to death, “Disability,” without “Cause” or with “Good Reason.” Mr. Kaufman’s employment letter defines “Cause”, “Disability” and “Good Reason” as follows:

•	Cause means: (i) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, (ii) alcoholism or drug addiction which materially impairs Mr. Kaufman’s ability to perform his duties, (iii) continued, intentional and willful failure to substantially and materially perform his material duties and responsibilities after receipt of written notice and failure to cure within 30 days of such notice, (iv) willful and deliberate misconduct that results, or is reasonably likely to result, in material and demonstrative harm to us or our subsidiaries or affiliates, (v) substantial impairment from performing his duties for a period of longer than sixty (60) consecutive days or more than 120 days as a result of an action taken by a regulatory body or self-regulatory agency, or (vi) failure to relocate his office on a full-time basis to Miami, Florida by August 1, 2008.

•	Disability means that Mr. Kaufman, as a result of incapacity due to physical or mental illness, has been substantially unable to perform his normal duties for an entire period of six consecutive months, and has not returned to the substantial performance of his duties on a full-time basis within thirty (30) days after written notice of termination is given by us after such six-month period.

•	Good Reason means: (i) a material diminution in duties or responsibilities, (ii) failure to appoint or elect Mr. Kaufman as our vice president and chief financial officer or his removal from such position, (iii) a reduction in his base salary or the failure to pay an agreed 2008 bonus, (iv) relocation of his office to a location outside of Miami, FL (other than in connection with travel necessary to perform his duties), or (v) a material breach by us of his employment letter, an indemnification agreement between us or any equity agreement between us, including, without limitation, the failure of any successor to all or substantially all of our assets to assume our obligations under the employment letter and the indemnification agreement.

Certain Relationships and Related Transactions

Related party policy

Our Code of Business Conduct and Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than five percent beneficial owner of our common stock, or (c) immediate family member of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult for such person to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee considers all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire annually that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related party transactions

In February 2007, we entered into a debt exchange agreement with New Valley LLC, our former parent. New Valley agreed to exchange the $5,000,000 principal amount of our promissory notes held by New Valley for shares of our common stock at an exchange price of $1.80 per share, representing the average closing price of our common stock for the 30 trading days ending on the date of the debt exchange agreement. Our shareholders approved the transaction at our annual shareholders meeting on June 29, 2007. On that date, we issued 2,777,778 shares of our common stock in exchange for the $5,000,000 principal amount of notes and we paid accrued interest on the notes of $1,732,000 to New Valley. The exchange resulted in a loss of $1,833,000, representing the excess of the quoted market value of the 2,777,778 shares of stock at the date of the exchange agreement ($2.46 per share) over the carrying amount of the notes.

In connection with the Investacorp acquisition, on October 19, 2007, we entered into a $30,000,000 revolving credit agreement with Frost Gamma Investments Trust (“Frost Gamma”), an entity affiliated with Dr. Phillip Frost, our chairman of the board and our principal shareholder. Borrowings under the credit agreement have a five-year term and bear interest at a rate of 11% per annum, payable quarterly. Frost Gamma received a one-time funding fee of $150,000. The note issued under the credit agreement contains customary events of default, which if uncured, entitle the holder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, such note. Pursuant to the credit agreement, we granted to Frost Gamma a warrant to purchase 2,000,000 shares of our common stock. The warrant is exercisable for a ten-year period at an exercise price of $1.91. During the first quarter of 2008, we repaid approximately $8,000,000 of the $30,000,000 outstanding borrowings under the credit agreement.

Ladenburg Thalmann & Co. Inc. may from time to time borrow funds on a short-term basis from our shareholders and/or its clearing broker, in order to supplement its capital to facilitate underwriting transactions. In October 2007, Ladenburg Thalmann & Co. Inc. received a temporary subordinated loan of $72,000,000 from an affiliate of Dr. Phillip Frost for this purpose. Ladenburg Thalmann & Co. Inc. repaid the full loan amount in November 2007 with interest at the rate of LIBOR plus 2%, which amounted to $354,000. In addition, Ladenburg Thalmann & Co. Inc. paid the lender a commitment fee of $420,000.

Howard Lorber is a consultant to Hallman & Lorber Associates, Inc., a private consulting and actuarial firm, and related entities, which receive commissions from insurance policies written for us. These commissions amounted to approximately $61,000 in 2007. Hallman & Lorber Associates, Inc. continues to provide services to us during 2008.

Robert J. Eide is chairman and chief executive officer of Aegis Capital Corp., a brokerage firm which does business with Ladenburg in the ordinary course on customary terms. Such firm has acted as a selected dealer in several securities offerings in which Ladenburg was an underwriter.

In September 2006, we entered into a management services agreement with Vector Group pursuant to which Vector Group agreed to make available to us the services of Richard J. Lampen, Vector Group’s executive vice president, to serve as our president and chief executive officer and to provide certain other financial and accounting services, including assistance with complying with Section 404 of the Sarbanes-Oxley Act of 2002. In consideration for such services, we agreed to pay Vector Group an annual fee of $250,000, plus any direct, out-of-pocket costs, fees and other expenses incurred by Vector Group or Mr. Lampen in connection with providing such services, and to indemnify Vector Group for any liabilities arising out of the provision of the services. In December 2007, we amended this agreement to increase the fees payable thereunder as follows: (i) a special management fee payment of $150,000 for 2007 (resulting in a total of $400,000 for 2007); (2) an increase in the annual fee from $250,000 to $400,000 effective January 1, 2008; and (3) a further increase in the annual fee from $400,000 to $600,000 effective July 1, 2008 (an aggregate payment of $500,000 for 2008). The agreement is terminable by either party upon 30 days’ prior written notice.

On March 30, 2007, we entered into an office lease with Frost Real Estate Holdings, LLC, an entity affiliated with Dr. Phillip Frost, for the five-year period expiring January 31, 2012. The lease is for 15,831 square feet of space in an office building in Miami, Florida, where our principal executive offices and a branch office of Ladenburg Thalmann & Co. Inc. are located. The lease provides for payments of $32,558 per month in the first year increasing to $44,789 per month in the fifth year, plus applicable sales tax. The rent is inclusive of operating expenses, property taxes and parking. The rent for the first year has been reduced to reflect a $60,000 credit for the costs of tenant improvements. We and Ladenburg Thalmann & Co. Inc. had previously leased space in the building from Frost Real Estate Holdings, commencing in September 2006, on a month-to-month basis while the parties were negotiating the lease. Rental payments for 2007 amounted to approximately $393,000. In connection with these lease arrangements, we received the advice of a commercial real estate firm that the lease terms were as fair as could have been obtained from an unaffiliated third party.

In May 2007, we paid the $125,000 filing fee payable to the Federal Trade Commission in connection with filings made by us and Dr. Frost under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”). The filings permitted Dr. Frost and his affiliates to acquire additional voting securities upon expiration of the HSR waiting period.

In April 2008, our audit committee approved the payment of $250,000 to Howard Chalfin, the brother-in-law of Mark Zeitchick, our executive vice president and a director, as payment for introducing us to Punk, Ziegel & Company, L.P. (“Punk Ziegel”). We have entered into an agreement and plan of merger with Punk Ziegel, under which Punk Ziegel will merge into Ladenburg Thalmann & Co. Inc. We expect to pay the fee upon consummation of the Punk Ziegel merger.

Richard J. Rosenstock, a director, and several members of the immediate families of our directors are employed as registered representatives of Ladenburg Thalmann & Co. Inc. As such, they receive a percentage of commissions generated from customer accounts for which they are designated account representatives and are eligible to receive bonuses in the discretion of management. The arrangements we have with these individuals are similar to the arrangements we have with our other registered representatives. In 2007, (i) Richard J. Rosenstock received approximately $1,366,752 in compensation, (ii) Richard Sonkin, the brother-in-law of Richard J. Rosenstock, received approximately $136,612 in compensation and (iii) Steven Zeitchick, the brother of Mark Zeitchick, received $375,821 in compensation. It is anticipated that these individuals will receive in excess of $120,000 in compensation from us in 2008.

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of these forms furnished to us and representations that no other reports were required, all Section 16(a) reporting requirements were complied with during the year ended December 31, 2007.

Independent Auditors

Eisner LLP was our independent auditor for the fiscal year ended December 31, 2007 and will serve in that capacity for the 2008 fiscal year unless the audit committee deems it advisable to make a substitution. Representatives of Eisner LLP are expected to be present at the annual meeting. The representatives of Eisner LLP will have the opportunity to make statements and will be available to respond to appropriate questions from shareholders.

Solicitation of Proxies

The solicitation of proxies in the enclosed form is made on behalf of our board of directors and we are paying the cost of this solicitation. In addition to the use of the mails, proxies may be solicited personally or over the telephone by our directors, officers and regular employees at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy material to beneficial owners of our stock.

2009 Annual Meeting Shareholder Proposals and Nominations

In order for any shareholder proposal or nominations to be presented at the annual meeting of shareholders to be held in 2009 or to be eligible for inclusion in our proxy statement for such meeting, they must be received by us at our principal executive offices by January 2, 2009. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or by proxy at the shareholder meeting and material interest, if any, in the matter being proposed.

Shareholder nominations for persons to be elected as directors should include the name and address of the shareholder making the nomination, a representation that the shareholder owns shares of common stock entitled to vote at the shareholder meeting, a description of all arrangements between the shareholder and each nominee and any other persons relating to the nomination, the information about the nominees required by the Securities Exchange Act of 1934 and a consent to nomination of the person so nominated.

Shareholder proposals and nominations should be addressed to Ladenburg Thalmann Financial Services Inc., Attention: Corporate Counsel, 4400 Biscayne Blvd., 12th Floor, Miami, FL 33137.

Other Shareholder Communications with our Board of Directors

Our board of directors provides a process for shareholders and interested parties to send communications to the board. Shareholders and interested parties may communicate with our board of directors, any committee chairperson or our non-management directors as a group by writing to the board or committee chairperson in care of Ladenburg Thalmann Financial Services Inc., Attention: Corporate Counsel, 4400 Biscayne Blvd., 12th Floor, Miami, FL 33137. Each communication will be forwarded, depending on the subject matter, to the board, the appropriate committee chairperson or all non-management directors.

Discretionary Voting of Proxies

Pursuant to Rule 14a-4 promulgated by the SEC, shareholders are advised that our management shall be permitted to exercise discretionary voting authority under proxies it solicits and obtains for our 2009 annual meeting of shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, unless we receive notice of such proposal at our principal office in Miami, Florida, not later than March 18, 2009.

Incorporation by Reference

This proxy statement incorporates by reference certain information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including our audited financial statements and supplementary data, our management’s discussion and analysis of financial condition and results of operations and our quantitative and qualitative disclosures about market risk.

Other Business

The board of directors knows of no matter which will be presented for consideration at the annual meeting other than the matters referred to in this proxy statement. Should any other matter properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors

Richard J. Lampen,
President and Chief Executive Officer

Miami, Florida
April 29, 2008

Ladenburg Thalmann Financial Services Inc. — Proxy
Solicited By The Board Of Directors
for Annual Meeting To Be Held on June 6, 2008
     The undersigned shareholder(s) of Ladenburg Thalmann Financial Services Inc., a Florida corporation (“Company”), hereby appoints Brett Kaufman and/or Joseph Giovanniello, Jr., or either of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on June 6, 2008 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted FOR the following proposals.
1.	Election of the following Directors:

FOR all nominees listed below except	WITHHOLD AUTHORITY to vote
as marked to the contrary below ☐	for all nominees listed below ☐
Henry C. Beinstein, Robert J. Eide, Phillip Frost, M.D., Brian S. Genson, Saul Gilinski, Dr. Richard M. Krasno, Richard J. Lampen, Howard M. Lorber, Jeffrey S. Podell, Richard J. Rosenstock and Mark Zeitchick

INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee’s name in the space below.
2.	In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ I plan on attending the Annual Meeting.

Date:	, 2008

Signature

Signature if held jointly

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.